EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

AMN Healthcare Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	1,000,000 shares(2)	$107.77	$107,770,000(3)	$110.20 per $1,000,000	$11,876.25
	Total Offering Amounts				$107,770,000		$11,876.25
	Total Fee Offsets						-
	Net Fee Due						$11,876.25

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.
(2)	This Registration Statement on Form S-8 registers 1,000,000 shares of AMN Healthcare Services, Inc.’s Common Stock issuable under the AMN Healthcare Services, Inc. Employee Stock Purchase Plan.

(3)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share was determined based on the average of the high and low prices of AMN Healthcare Services, Inc.’s shares of Common Stock as reported by the New York Stock Exchange on July 14, 2023.